     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 30, 1999
                              REGISTRATION NO. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             RENAL CARE GROUP, INC.
             (Exact name of Registrant as specified in its charter)

                                -----------------

                  DELAWARE                                           8092                                   62-1622383
       (State or other jurisdiction of                  (Primary Standard Industrial            (I.R.S. Employer Identification No.)
        incorporation or organization)                  Classification Code Number)

                          2100 WEST END AVE, SUITE 800
                           NASHVILLE, TENNESSEE 37203
                                 (615) 345-5500
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                -----------------

                            DOUGLAS B. CHAPPELL, ESQ.
                                 GENERAL COUNSEL
                             RENAL CARE GROUP, INC.
                          2100 WEST END AVE, SUITE 800
                           NASHVILLE, TENNESSEE 37203
                                 (615) 345-5500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                -----------------

                                   COPIES TO:
                             STEVEN L. POTTLE, ESQ.
                                  ALSTON & BIRD
                               ONE ATLANTIC CENTER
                           1201 WEST PEACHTREE STREET
                           ATLANTA, GEORGIA 30309-3424
                                 (404) 881-7000
         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable on or after the effective date of this Registration Statement.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_________
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                               CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------
     TITLE OF EACH CLASS OF          AMOUNT TO BE        PROPOSED MAXIMUM         PROPOSED MAXIMUM             AMOUNT OF
  SECURITIES TO BE REGISTERED         REGISTERED          OFFERING PRICE         AGGREGATE OFFERING           REGISTRATION
                                                           PER SHARE (1)             PRICE (1)                    FEE
--------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par
value per share (including         1,903,121 shares           $21.88               $41,640,287.48              $11,576.00
rights to purchase shares of
Series A Junior Participating
Preferred Stock).........
--------------------------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(c) solely for the purpose of computing the amount of the registration fee.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
-------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED APRIL 30, 1999


                                   PROSPECTUS

                                1,903,121 SHARES

                             RENAL CARE GROUP, INC.

                                  COMMON STOCK

         All of the shares of Common Stock being offered by this prospectus are being sold by the selling shareholders named under "Selling Shareholders" beginning on page 9. We originally issued all of the shares to the selling shareholders in connection with our acquisition of Dialysis Centers of America, Inc. We are registering the shares pursuant to an agreement between us and the former shareholders of Dialysis Centers of America, Inc.

         The selling shareholders will sell their shares as described in the section of this prospectus entitled "Plan and Distribution." We will not receive any of the proceeds from the sale of shares of Common Stock by the selling shareholders.

         Our Common Stock is listed on the Nasdaq National Market System under the symbol RCGI. The last reported sales price of the Common Stock on April 28, 1999, was $23.00 per share.

         Our principal executive offices are located at 2100 West End Ave., Suite 800, Nashville, Tennessee 37203, and our telephone number is (615) 345-5500.

                            ------------------------

     THIS INVESTMENT INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                            ------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is _______ ___, 1999

                              AVAILABLE INFORMATION

         We file reports, proxy statements and other information with the Securities and Exchange Commission. Those reports, proxy statements and other information may be obtained:

- At the Public Reference Room of the SEC, Room 1024 -- Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

- At the public reference facilities at the SEC's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 or Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661;

- From the SEC, Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

- At the offices of The Nasdaq Stock Market, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006; or

- From the internet site maintained by the SEC at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

         Some locations may charge prescribed rates or modest fees for copies. For more information on the public reference rooms, call the SEC at 1-800-SEC-0330.

         This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding RCG and our common stock, including certain exhibits. You can get a copy of the registration statement from the SEC at the addresses listed above or from its Internet site.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling shareholders sell all the shares. This prospectus is part of a registration statement we filed with the SEC (Registration No. 333-_____).


- Current Report on Form 8-K filed with the SEC on April 22, 1999, containing Supplemental Financial Statements and other supplemental financial information giving effect to the acquisition of Dialysis Centers of America, Inc.
- Annual Report on Form 10-K for the fiscal year ended December 31, 1998, including those portions of our proxy statement for the 1999 Annual Meeting of Stockholders incorporated in the Form 10-K by reference; and
- The descriptions of our common stock and Series A Junior Participating Preferred Stock Purchase Rights set forth in our registration statements filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any description.

         On request, RCG will provide at no cost to each person, including any beneficial owner, who receives a copy of this prospectus, a copy of any or all of the documents incorporated in this prospectus by reference. RCG will not provide exhibits to any of such documents, however, unless such exhibits are specifically incorporated by reference into those documents. Request should be directed to the Secretary of Renal Care Group, Inc., 2100 West End Avenue, Suite 800, Nashville, Tennessee 37203, telephone number (615) 345-5500.

         You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling shareholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.


                                  RISK FACTORS

         You should carefully consider the risks described below before investing in RCG. The risks and uncertainties described below ARE NOT the only ones facing RCG. Other risks and uncertainties that we have not predicted or assessed may also adversely affect our company.

         If any of the following risks occur, our earnings, financial condition or business could be materially harmed, and the trading price of our common stock could decline, resulting in the loss of all or part of your investment.

FAILURE TO INTEGRATE ACQUIRED COMPANIES WILL ADVERSELY AFFECT OUR PROFITABILITY

         RCG has been in business only since February 1996 and has grown significantly by acquisitions since then. Some of our acquisitions have occurred within the past few months. We also intend to acquire more companies in the future. We may be unable to integrate the acquired businesses successfully or to achieve anticipated economic, operational and other benefits in a timely manner, which could lead to substantial costs and delays or other operational, technical or financial problems, including diverting management's attention from our existing business. The failure to integrate acquisitions successfully will damage our earnings, financial condition or business.

CHANGES IN THE MEDICARE OR MEDICAID PROGRAMS COULD ADVERSELY AFFECT OUR BUSINESS

         Changes in the Medicare, Medicaid or similar government programs or the rates paid by those programs for our services may adversely affect our earnings. We estimate that approximately 68% of our net revenue for 1996, 64% of our net revenue for 1997 and 60% of our net revenue for 1998 consisted of reimbursements from Medicare, including the administration of Erythropietin (EPO) to treat anemia. We also estimate that approximately 6% of our net revenue for 1996, 7% of our net revenue for 1997, and 5% of our net revenue for 1998, consisted of reimbursements from Medicaid or comparable state programs. Any of the following actions in connection with these programs could adversely affect our earnings, financial condition or business:

- the amount paid to us under government programs for our services could be reduced;
- the costs associated with performing our services that are subject to inflation, such as labor and supply costs, could increase without a corresponding increase in reimbursement rates;
- certain ancillary services, for which we are reimbursed separately, may become included in the flat composite rate for a standard dialysis treatment, thereby reducing our revenue; or
- changes in laws, or the interpretations of laws, could cause us to modify our operations.

ERYTHROPOIETIN REIMBURSEMENT DECREASES, COST INCREASES OR SUPPLY SHORTAGES WILL ADVERSELY AFFECT OUR EARNINGS

         Any decrease in the reimbursement of EPO, for which we are reimbursed separately outside of the flat composite rate, could significantly affect our revenue and earnings. EPO is a bio-engineered hormone that is used to treat anemia. Our revenues from EPO, much of which are reimbursed through government programs, were approximately 19% of net revenue for 1996, 21% of net revenue for 1997, and 23% of net revenue for 1998. President Clinton has included a proposal to decrease the reimbursement for EPO by $1 per thousand units in his fiscal year 2000 budget. Further, EPO is produced by a single manufacturer, and any interruption of supply or increase in cost could adversely affect our earnings, financial condition or business.

DECREASES IN PAYMENTS BY PRIVATE INSURERS, HOSPITALS OR MANAGED CARE ORGANIZATIONS COULD ADVERSELY AFFECT OUR EARNINGS

         Any reduction in the rates paid by private insurers, hospitals or managed care organizations or a significant shift in our revenue mix toward additional Medicare or Medicaid reimbursement could have a material adverse effect on our earnings, financial condition or business. We estimate that approximately 26% of our net revenue for 1996, 29% of our net revenue for 1997, and 35% of our net revenue for 1998, were derived from sources other than Medicare and Medicaid. In general, payments by private insurers and hospitals for our services are at rates significantly higher than the Medicare or Medicaid rates. As a result, any of the following events could have a material adverse effect on our earnings, financial condition or business:

- an increase in dialysis procedures reimbursed by private insurers, hospitals or managed care companies could cause such organizations to reduce the rates they pay us;
- a portion of our business that is currently reimbursed by private insurers or hospitals may become reimbursed by managed care organizations, which currently have lower rates for our services; or
- the scope of coverage by Medicare or Medicaid under the flat composite rate could expand and, as a result, reduce the extent of our services being reimbursed at the higher private-insurance rates.

OUR RATE OF GROWTH IS SUBJECT TO OUR ABILITY TO MAKE FUTURE ACQUISITIONS

         Much of our historical growth has come from acquisitions, and we expect to continue to pursue growth through the acquisition and development of dialysis centers. However, we may be unable to continue to identify and complete suitable acquisitions or obtain the necessary financing. We also compete with other companies to identify and complete suitable acquisitions. We expect this competition to intensify, making it more difficult to acquire suitable companies on favorable terms. Further, the businesses we acquire may not perform sufficiently to justify our investment or may not be integrated successfully into our existing business. If we are unable to make additional acquisitions on suitable terms, we may not meet our revenue growth expectations.

ACQUISITIONS MAY DILUTE OWNERSHIP AND REQUIRE ADDITIONAL DEBT

         We may issue equity securities in future acquisitions that could be dilutive to our shareholders. We also may incur additional debt and amortization expense related to goodwill and other intangible assets in future acquisitions. Further, amortization and other expenses may arise from previous acquisitions due to changes in accounting requirements. This additional debt and amortization expense may significantly reduce our profitability and materially and adversely affect our earnings, financial condition or business.

LIABILITIES MAY ARISE FROM ACQUIRED BUSINESSES

         We have acquired and intend to continue to pursue acquiring businesses that may have unknown or contingent liabilities, including liabilities for failure to comply with health care laws. Although we generally attempt to identify any practices that may give rise to unknown or contingent liabilities and thereafter conform them to our standards, private plaintiffs or governmental agencies may still assert claims. Even though we generally seek to obtain indemnification from prospective sellers, unknown and contingent liabilities may not be covered by indemnification or may exceed contractual limits or the financial capacity of the indemnifying party.

REDUCTIONS IN PHYSICIAN REFERRALS MAY ADVERSELY AFFECT OUR EARNINGS

         Our dialysis centers depend on referrals from local nephrologists. Typically, one or a few physicians account for all or a significant portion of the patient base at a center, and the loss of one or more referring physicians could have a material adverse effect on the operations of that center. The loss of a significant number of referring physicians could have a material adverse effect on our earnings, financial condition and business. In many instances, the primary referral sources for our centers are physicians who are also stockholders and serve as medical directors of our centers. If stock ownership or the medical director relationship were deemed to violate applicable federal or state law, including fraud and abuse laws and laws prohibiting self-referrals, such physicians may be forced to stop referring to our centers. Further, we may not be able to renew or renegotiate our medical director agreements successfully, which could result in a loss of patients.

GOVERNMENT REGULATION CAN HAVE A LARGE IMPACT ON OUR BUSINESS

         If our business is alleged or found to violate heath care or other applicable laws, our earnings, financial condition or business may be adversely affected. We are subject to extensive federal, state and local regulation regarding the following:

-        fraud and abuse prohibitions under health care reimbursement laws,
-        patient referrals prohibitions and limitations,
-        false claims prohibitions under health care reimbursement laws,
-        facility licensure,
-        health and safety requirements,
-        environmental compliance, and
-        medical and toxic waste disposal.

Much of this regulation, particularly in the areas of fraud and abuse and patient referral, is complex and open to differing interpretations. Due to the broad application of the statutory provisions and the absence in many instances of regulations or court decisions addressing the specific arrangements by which we conduct our business, it is possible that some of our practices might be challenged under these laws. If any of our operations are found to violate these laws, we may be subject to severe sanctions or be required to alter or discontinue the challenged conduct. If we are required to alter our practices, we may not be able to do so successfully. The occurrence of any of these events could result in a material adverse effect on our earnings, financial condition or business.

INDUSTRY CHANGES COULD ADVERSELY AFFECT OUR BUSINESS

         The health care industry in the United States is in a period of rapid change and uncertainty. Health care organizations, public or private, may dramatically change the way they operate and pay for services. Our business is designed to function within the current health care financing and reimbursement system. During the past several years, the health care industry has been subject to increasing levels of government regulation of, among other things, reimbursement rates and capital expenditures. In addition, proposals to reform the health care system have been considered by Congress. These proposals, if enacted, may further increase government regulation of or other involvement in health care, lower reimbursement rates and otherwise change the operating environment for health care companies. We cannot predict the likelihood of those events or what impact they may have on our earnings, financial condition or business.

OUR BUSINESS IS SUBJECT TO SUBSTANTIAL COMPETITION

         The dialysis industry is fragmented and rapidly consolidating. There are several large dialysis companies that compete for the acquisition of existing dialysis centers and the development of relationships with referring physicians. Several of our competitors are part of larger companies that also manufacture dialysis equipment. Several of our competitors, including these equipment manufacturers, have substantially greater financial resources and more established operations and infrastructure than RCG. We also experience competition from referring physicians who open their own dialysis centers. There can be no assurance that we will be able to compete effectively with any of our competitors.

WE ARE DEPENDENT ON A FEW KEY PEOPLE

         We are dependent upon the services of our executive officers Sam A. Brooks, Jr., our Chairman, Chief Executive Officer and President, and Raymond Hakim, M.D., Ph.D., Ronald Hinds and Gary Brukhardt, each an Executive Vice President. Further, our growth will depend in part upon our ability to attract and retain skilled employees, for whom competition is intense. We also believe that our future success will depend on our ability to attract and retain qualified physicians to serve as medical directors of our dialysis centers. We do not carry key-man life insurance on any of our officers. The loss by us of any of our executive officers, or the inability to attract and retain qualified management personnel and medical directors, could have a material adverse effect on our earnings, financial condition or business.

BUSINESS RELATIONSHIPS WITH DIRECTORS COULD CREATE CONFLICTS OF INTEREST

         We are a party to medical director agreements with the following members of our Board of Directors or their physician practices: Stephen D. McMurray, M.D., W. Tom Meredith, M.D., Thomas A. Lowery, M.D., John D. Bower, M.D. and Kenneth E. Johnson, M.D., each of whom is also a stockholder of the Company. In addition, we lease space from Dr. Bower, Dr. Lowery and an entity in which Dr. Meredith owns an interest. Another of our directors, Harry R. Jacobson, M.D., serves as the Chancellor of Health Affairs at Vanderbilt University, with which we have an agreement to manage its Medical Center's outpatient dialysis facility. These interests of our directors may give rise to conflicts of interest concerning the fulfillment of their responsibilities as directors and could result in decisions that may not reflect the interests of all stockholders equally.

INHIBITIONS AGAINST A TAKEOVER

         Our Certificate of Incorporation and Bylaws contain a number of provisions that may delay, deter or inhibit a future acquisition or change in control of RCG that is not first approved by our Board of Directors. This could occur even if our stockholders are offered an attractive value for their shares or if a substantial number or even a majority of our stockholders believe the takeover may be in their best interest. These provisions are intended to encourage any person interested in acquiring RCG to negotiate with and obtain approval from our Board of Directors prior to pursuing the transaction. Provisions that could delay, deter or inhibit a future acquisition or change in control of RCG include the following:

- a staggered Board of Directors that would require two annual meetings to replace a majority of the Board of Directors;
- restrictions on calling special meetings at which an acquisition or change in control of RCG might be brought to a vote of the stockholders;

- blank check preferred stock that may be issued by our Board of Directors without stockholder approval and that may be substantially dilutive or contain preferences or rights objectionable to an acquiror; and
- a poison pill that would substantially dilute the interest sought by an acquiror.

These provisions could also discourage bids for our common stock at a premium and have a material adverse effect on the market price of our common stock.

VOLATILITY OF STOCK PRICE

         Our common stock is traded on the Nasdaq National Market. The market price of our common stock has been volatile and could fluctuate substantially based on a variety of factors, including the following:

- future announcements concerning us, our competitors or the health care market;
-        changes in government regulations; and
-        changes in earnings estimates by analysts.

         Furthermore, stock prices for many companies fluctuate widely for reasons that may be unrelated to their operating results. These fluctuations, coupled with changes in demand or reimbursement levels for our services and general economic, political and market conditions, may adversely affect the market price of our common stock.

YEAR 2000 ISSUES MAY RESULT IN LOSS OF REVENUE OR INCREASE IN COSTS

         Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century and, if not corrected, could fail or create erroneous results by or at the year 2000. We have undertaken, but not completed, an assessment of our year 2000 issues. Until we have completed our assessment, we cannot be sure that our efforts to address our year 2000 issues are appropriate, adequate or complete. Our year 2000 issues could reside in our own systems and in the systems of third parties with whom we have relationships that are material to our operations, such as reimbursement to us from fiscal intermediaries and governmental agencies and the provision of significant utilities and supplies to our centers. Year 2000 issues could cause significant disruptions in our cash flow and operations, which could have a material adverse effect on our earnings, financial condition and business. Matters related to our year 2000 issues are discussed in further detail under the heading "Supplemental Management's Discussion and Analysis of Financial Condition and Results of Operations -- Impact of Year 2000" in our Current Report on Form 8-K filed with the SEC on April 22, 1999.

FORWARD LOOKING STATEMENTS

         Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "intend," "estimate" and "continue" or similar words. You should read statements that contain these words carefully for the following reasons:

-        the statements discuss our future expectations;
- the statements contain projections of our future earnings or of our financial condition; and
-        the statements state other "forward-looking" information.

     We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are not accurately able to predict or over which we have no control. The risk factors listed above, as well as any cautionary language in or incorporated by reference into this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of any of the events described in the above risk factors, elsewhere in or incorporated by reference into this prospectus and other events that we have not predicted or assessed could have a material adverse effect on our earnings, financial condition and business. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.


                             RENAL CARE GROUP, INC.

         We provide dialysis services to patients with chronic kidney failure, also known as end-stage renal disease. As of March 31, 1999, we provided dialysis and ancillary services to more than 13,000 patients through 174 outpatient dialysis centers in 21 states. In addition to our outpatient dialysis center operations, we provided acute dialysis services through contractual relationships with 102 hospitals. As an adjunct to its dialysis business, RCG provides certain practice management and administrative services to physician practices with a total of 66 physicians, including 63 of the 190 nephrologists affiliated with RCG's outpatient dialysis centers. RCG was formed in 1996 by leading nephrologists with the objective of creating a company with the clinical and financial capability to manage the full range of care for end-stage renal disease patients on a cost-effective basis.



                                   THE MERGER

         Effective January 29, 1999, RCG acquired Dialysis Centers of America, Inc., a Delaware corporation ("DCA"), pursuant to a merger in which the shareholders of DCA received an aggregate of approximately 3.2 million shares of RCG common stock in exchange for their shares of stock in DCA. In connection with the merger, RCG granted the former shareholders of DCA certain rights to register for resale certain shares of common stock received by them. Pursuant to such registration rights, RCG agreed to register the shares of common stock offered by the Selling Shareholders under this prospectus. The persons who are offering shares of common stock pursuant to the Registration Statement of which this prospectus is a part are referred to herein as the "Selling Shareholders." The Selling Shareholders acquired all of the offered shares of common stock in the above-referenced merger.

                              SELLING SHAREHOLDERS

         The following table sets forth: (1) the name of each of the Selling Shareholders, (2) the number of shares of common stock beneficially owned by each Selling Shareholder prior to the offering and being offered hereby, and (3) the number of shares of common stock beneficially owned by each Selling Shareholder after the completion of the offering.

                                                       Shares Beneficially                            Shares
                                                          Owned Before         Shares Being        Beneficially
                         Name                            the Offering(1)          Offered          Owned After
                                                                                                  the Offering(1)

AJM Family Limited Partnership........................         557,064             278,532              278,532
Norman E. Alexander..................................           51,396              38,547               12,849
George P. Anastos and Joan M. Anastos.................           6,424               4,818                1,606
Kent Armbruster.......................................          18,016               9,008                9,008
Bear Sterns & Co......................................          90,079              67,559               22,520
Arnold Berns..........................................          13,512               6,756                6,756
Ira J. Checkla, as Trustee U/A Leila Meyerson, dated
   September 14, 1995, for the benefit of Stuart
   Meyerson...........................................           7,872               3,936                3,936
Ira J. Checkla and David Meyerson, as Trustees
   under a Trust Agreement dated September 14,
   1995, between Leila Meyerson, as Settlor, and Ira
   J. Checkla and David Meyerson, as Trustees for
   the benefit of Jessica Shoshana Meyerson..........           22,520              11,260               11,260
Ira J. Checkla and Ronald A. Savas, as Trustees
   under a Trust Agreement, dated September 14,
   1995, between Leila Meyerson, as Settlor, and Ira
   J. Checkla and Ronald A. Savas, as Trustees for
   the benefit of David Meyerson.....................           45,039              22,520               22,519
Ira J. Checkla and Cindie Kastenbaum, as Trustees
   under a Trust Agreement, dated September 14,
   1995, between Leila Meyerson, as Settlor, and Ira
   J. Checkla and Cindie Kastenbaum, as Trustees
   for the benefit of Julie Sara Kastenbaum...........          22,520              11,260               11,260
Ira J. Checkla and Cindie Kastenbaum, as Trustees
   under a Trust Agreement, dated September 14,
   1995, between Leila Meyerson, as Settlor, and Ira
   J. Checkla and Cindie Kastenbaum, as Trustees
   for the benefit of Harry Michael Kastenbaum........          22,520              11,260               11,260
Ira J. Checkla, as Trustee U/A Leila Meyerson
   dated, September 14, 1995, for the benefit of
   David Meyerson.....................................           7,872               3,936                3,936
Ira J. Checkla and Ronald A. Savas, as Trustees
   under a Trust Agreement, dated September 14,
   1995, between Leila Meyerson, as Settlor, and
   Ira J. Checkla and Ronald A. Savas, as Trustees
   for the benefit of Stuart Meyerson.................          30,026              15,013               15,013
Richard A. Colby......................................           2,272               1,704                  568
Richard A. Colby Profit Sharing Plan
   f/b/o Richard Colby................................           4,152               3,114                1,038
Manoochehr Darab......................................          49,665              24,833               24,832
DJ-DI Corp............................................          38,547              28,910                9,637
W. Brian Duffy........................................          22,520              11,260               11,260
William Evans.........................................          49,665              24,833               24,832

                                                       Shares Beneficially                            Shares
                                                          Owned Before         Shares Being        Beneficially
                         Name                            the Offering(1)          Offered          Owned After
                                                                                                  the Offering(1)

FLM Partners..........................................          37,533              18,767               18,766
Lloyd Goldman.........................................          33,780              25,335                8,445
Bruce Goodman.........................................          37,525              28,144                9,381
Barbara Gutkin........................................           4,690               2,345                2,345
Jeff Gutkin...........................................           2,814               1,407                1,407
Laura Gutkin..........................................           2,814               1,407                1,407
Ronald Hamburger......................................          45,039              22,520               22,519
Sheldon Hirsch........................................           4,504               2,252                2,252
Holmes-Peck Investments Limited Partnership...........          49,665              24,833               24,832
Cindie Kastenbaum.....................................          52,911              26,456               26,455
Fred Kastenbaum.......................................          18,767               9,384                9,383
Sidney Kastenbaum.....................................          37,533              18,767               18,766
Curtis Lane...........................................           3,212               2,409                  803
Jeffrey B. Laos, Sr...................................          22,587              11,294               11,293
Edna Lapp, as Trustee of Edna Lapp
   Revocable Trust....................................           3,284               1,642                1,642
Glenn Lapp............................................           5,628               2,814                2,814
Seymour Lapp, as Trustee of Seymour Lapp
   Revocable Trust....................................          11,729               5,865                5,864
Sol Levine............................................         126,836              95,127               31,709
Madison Dearborn Capital Partners, L.P................         128,491              96,368               32,123
McGee Family Corporation..............................           1,116                 558                  558
Allen D. McGee, as Trustee of the Joseph Holton
   McGee 1995 Indenture of Trust......................         112,598              56,299               56,299
David Mednick.........................................          13,675               6,838                6,837
Leila Mann Meyerson...................................         394,402             197,201              197,201
Stuart Mann Meyerson..................................          15,013               7,507                7,506
Stuart Mann Meyerson and Ronald Savas,
   as Trustees........................................          22,520              11,260               11,260
New Ballantrae Partners, L.P..........................         128,491              96,368               32,123
Joseph Oyama..........................................          45,039              22,520               22,519
RLR Family Partners, L.P..............................          50,735              38,051               12,684
RLR Partners, L.P.....................................          76,102              57,077               19,025
Joe M. Roberts........................................           3,212               2,409                  803
Peter H. Rothschild...................................           3,212               2,409                  803
Selma Ruben...........................................          19,273              14,455                4,818
Ronald D. Savas.......................................          11,260               5,630                5,630
Dennis Sloan, as Trustee of the Dennis E. Sloan
   Revocable Trust, dated November 6, 1992............          90,079              45,040               45,039
Joel E. Smilow........................................         255,327             191,495               63,832
Robert Steinberg......................................           6,424               4,818                1,606
Trefoil/Garnet Capital Partners, L.P..................          38,547              28,910                9,637
Widdco Holdings, Inc..................................         126,835              95,126               31,709
Wifleur Inc...........................................          32,123              24,092                8,031
Daniel Yohay..........................................           5,630               2,815                2,815
Demetrios Zikos.......................................           6,756               3,378                3,378
Allen D. McGee........................................          11,827               5,914                5,913
James Young...........................................          13,512               6,756                6,756
      Total...........................................       3,174,731           1,903,121            1,271,609

----------------
(1) Assumes that all shares held by the Selling Shareholders and being offered hereby are sold, and that the Selling Shareholders acquire no additional shares of RCG common stock prior to completion of this offering. Each Selling Shareholder owns less than 1% of the total number of shares of RCG common stock outstanding, except for AJM Family Limited Partnership which owns 1.26% of RCG common stock outstanding based upon 44,246,534 shares outstanding as of March 18, 1999. After completion of this offering, each Selling Shareholder will own less than 1% of the total number of shares of RCG common stock outstanding.

                              PLAN OF DISTRIBUTION

The Shares may be sold from time to time by the Selling Shareholders, or by their pledgees, donees, transferees or other successors in interest. Such sales may be made from time to time:

- in transactions (which may include block sales) on the Nasdaq National Market or such other national securities exchange or automated interdealer quotation system on which shares of RCG common stock are then listed,
-        in negotiated transactions, or
- through a combination of such methods of sale, at fixed prices, that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

         The Shares may be sold directly to purchasers or through underwriters, agents or broker-dealers by one or more of the following means:

- ordinary brokerage transactions and transactions in which the broker solicits purchasers;
- purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;
- a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
- an exchange distribution in accordance with the rules of the exchange or automated interdealer quotation system on which RCG common stock is then listed; and
-        the writing of options on the Shares.

         Any such underwriters, agents or broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the shares for which such underwriters, agents or broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to an underwriter, agent or particular broker-dealer will be negotiated prior to the sale and may be in excess of customary compensation). If required by applicable law at the time a particular offer of shares is made, the terms and conditions of such transaction will be set forth in a supplement to this prospectus.

         The Selling Shareholders and any underwriters, agents or broker-dealers who act in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any compensation received by them might be deemed to be underwriting discounts and commissions under the Securities Act.

         The Selling Shareholders will pay all applicable stock transfer taxes, transfer fees and brokerage commissions or underwriting or other discounts. The Selling Shareholders will bear all expenses in connection with the registration of the shares being offered by such Selling Shareholders. RCG has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         Certain legal matters in connection with the Common Stock offered hereby will be passed on for RCG by Alston & Bird LLP, Atlanta, Georgia.

                                     EXPERTS

         The consolidated financial statements of RCG, appearing in Renal Care Group, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The supplemental consolidated financial statements of RCG for the year ended December 31, 1998, appearing in Renal Care Group, Inc.'s Current Report (Form 8-K) filed with the SEC on April 22, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY RCG OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.



                 TABLE OF CONTENTS


                                                 PAGE

AVAILABLE INFORMATION......................        2
INCORPORATION OF CERTAIN DOCUMENTS
    BY REFERENCE...........................        2
RISK FACTORS...............................        3
RENAL CARE GROUP, INC......................        9
THE MERGER.................................        9
SELLING SHAREHOLDERS.......................       10
PLAN OF DISTRIBUTION.......................       12
LEGAL MATTERS..............................       13
EXPERTS....................................       13





                                1,903,121 SHARES



                             RENAL CARE GROUP, INC.



                                  COMMON STOCK




                                   PROSPECTUS
                                 _________, 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

SEC Registration Fee...............................................................   11,000
Accounting Fees and Expenses.......................................................    7,500
Legal Fees and Expenses............................................................   25,000
Miscellaneous Expenses.............................................................    5,000
Total..............................................................................  $48,500

         The foregoing items, except for the registration fee to the Securities and Exchange Commission, are estimated. RCG has agreed to bear all expenses in connection with the registration of the shares being offered by the Selling Shareholders, except that the Selling Shareholders will bear all underwriting discounts and commissions and transfer taxes, if any. RCG has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         RCG's Amended and Restated Certificate of Incorporation provides that RCG shall to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify its officers and directors.

         Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

         RCG's Amended and Restated Certificate of Incorporation contains a provision which eliminates, to the fullest extent permitted by the General Corporation Law of Delaware, director liability for monetary damages for breaches of the fiduciary duty of care or any other duty as a director.

ITEM 16. EXHIBITS.

         The following exhibits are filed as part of the Registration Statement:

4.1.1    Amended and Restated Certificate of Incorporation of the Company
         (incorporated by reference to Exhibit No. 3.1 to the Registration
         Statement on Form S-1 (Registration No. 333-80221)).

4.1.2 Certificate of Amendment to the Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1.2 to the Quarterly Report on Form 10-Q for the fiscal quarter ended June 1997).

4.1.3    Certificate of Designation, Preferences, and Rights of Series A Junior
         Participating Preferred Stock of Renal Care Group, Inc. (incorporated by reference to Exhibit 3.1.3 to the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997).

4.2 Amended and Restated By-Laws of the Company (incorporated herein by reference to Exhibit No. 3.2 to the Registration Statement on Form S-1
         Registration No. 333-80221).

4.3      Specimen stock certificate for the Common Stock of the Company
         (incorporated herein by reference to Exhibit 4.2 to the Registration
         Statement on Form S-1 (Registration No. 333-80221).

5.1      Opinion of Alston & Bird, LLP, including consent.

23.1     Consent of Alston & Bird, LLP (Contained in Exhibit 5.1).

23.2     Consent of Ernst & Young LLP.


24.1     Power of Attorney (included on signature page).

ITEM 17. UNDERTAKINGS.

A.       RULE 415 OFFERING.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereto) which individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment to those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.       FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE.

         The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.       INDEMNIFICATION OF OFFICERS, DIRECTORS AND CONTROLLING PERSONS.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

D.       PROSPECTUS IN A REGISTRATION STATEMENT AT THE TIME OF EFFECTIVENESS.

         The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Nashville, State of Tennessee, on April 30, 1999.


                                              RENAL CARE GROUP, INC.



                                              By: /s/ Sam A. Brooks, Jr.
                                                  -----------------------------
                                                  Sam A. Brooks, Jr., President
                                                  and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sam A. Brooks, Jr. and Ronald Hinds and each or both of them as his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and, in his name, place and stead, in any and all capacities, to sign any and all amendments or post-effective amendments to this Registration Statement, as well any related registration statement, or amendment thereto, filed pursuant to Rule 462 promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Sam A. Brooks, Jr.                 President, Chief Executive Officer        April 30, 1999
------------------------------------   and Chairman of the Board
Sam A. Brooks, Jr.                     (Principal Executive Officer)


/s/ Ronald Hinds                       Executive Vice President                  April 30, 1999
------------------------------------   Chief Financial Officer
Ronald Hinds                           (Principal Financial Officer and
                                       Principal Accounting Officer)


------------------------------------   Director                                  April 30, 1999
Joseph C. Hutts


/s/ Harry R. Jacobson, M.D.            Director                                  April 30, 1999
------------------------------------
Harry R. Jacobson, M.D.


/s/ Thomas R. Lowery, M.D.             Director                                  April 30, 1999
------------------------------------
Thomas A. Lowery, M.D.


/s/ John D. Bower, M.D.                Director                                  April 30, 1999
------------------------------------
John D. Bower, M.D.


/s/ Stephen D. McMurray, M.D.          Director                                  April 30, 1999
------------------------------------
Stephen D. McMurray, M.D.


/s/ W. Tom Meredith, M.D.              Director                                  April 30, 1999
------------------------------------
W. Tom Meredith, M.D.


/s/ Kenneth Johnson, Jr., M.D.         Director                                  April 30, 1999
------------------------------------
Kenneth Johnson, Jr., M.D.

                                  EXHIBIT INDEX


EXHIBIT NO.                                   EXHIBIT

4.1.1               Amended and Restated Certificate of Incorporation of the
                    Company (incorporated by reference to Exhibit No. 3.1 to the Registration Statement on Form S-1 (Registration No.
                    333-80221)).

4.1.2               Certificate of Amendment to the Restated Certificate of
                    Incorporation of the Company (incorporated by reference to Exhibit 3.1.2 to the Quarterly Report on Form 10-Q for the fiscal quarter ended June 1997).

4.1.3               Certificate of Designation, Preferences, and Rights of
                    Series A Junior Participating Preferred Stock of Renal Care
                    Group, Inc. (incorporated by reference to Exhibit 3.1.3 to the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997).

4.2 Amended and Restated By-Laws of the Company (incorporated herein by reference to Exhibit No. 3.2 to the Registration
                    Statement on Form S-1 Registration No. 333-80221).

4.3 Specimen stock certificate for the Common Stock of the Company (incorporated herein by reference to Exhibit 4.2 to the Registration Statement on Form S-1 (Registration No.
                    333-80221)).

5.1                 Opinion of Alston & Bird, LLP, including consent.

23.1                Consent of Alston & Bird, LLP (Contained in Exhibit 5.1).

23.2                Consent of Ernst & Young LLP.

24.1                Power of Attorney (included on signature page).